Exhibit 99

Titan International, Inc. Redeems 8.75% Senior Subordinated Notes

    QUINCY, Ill.--(BUSINESS WIRE)--Aug. 26, 2004--Titan International, Inc. (NYSE:TWI) was notified by the trustee that all $136.8 million of Titan's outstanding 8.75% senior subordinated notes have been redeemed today, August 26, 2004.
    "We appreciate the confidence of our bond holders during the past seven years," stated Maurice Taylor Jr., Titan president and CEO. "The financial support has been a valuable tool as Titan continuously strives to lead the off-highway wheel and tire industry."
    This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2003, and other reports as filed by Titan with the SEC, available publicly on the SEC's web site, http://www.sec.gov.
    Titan International is a leading supplier of wheels, tires and assemblies for off-highway equipment used in agriculture, earthmoving/construction and consumer markets. The earthmoving/construction market includes products supplied to the U.S. military and other government entities, while the consumer market includes all terrain vehicle and recreational/utility trailer applications.

    CONTACT: Titan International, Inc.
             Lisa Ross, 217-221-4489